Exhibit 10.3

            , 20

Name

Street

City, State Zip

Dear                     ,

As an elected officer of Unisys Corporation (the “Company”), you are a valued contributor to its success. The Compensation Committee of the Board of Directors, in consultation with its executive compensation advisor and based on their recommendations, has determined to offer to you the severance benefits described below in this letter agreement (this “Agreement”) if your employment is terminated as set forth in this Agreement.

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Annual Base Salary” means your annual base salary rate, exclusive of bonuses, commissions and other incentive pay, as in effect immediately preceding your Termination Date (but prior to taking into account any reduction that constitutes Good Reason).

(b) “Annual Bonus” means your target bonus under the Company’s Executive Variable Compensation Plan or any successor plan, as in effect immediately preceding your Termination Date (but prior to taking into account any reduction in your Annual Base Salary that constitutes Good Reason).

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means:

(i) your willful and continued failure to perform substantially, or your willful and continued taking of actions substantially inconsistent with, your duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that you have not substantially performed, or have taken actions substantially inconsistent with, your duties, or

(ii) you willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. The cessation of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(e) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(f) “Disability” means your absence from your duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to you or your legal representative.

(g) “Good Reason” means:

(i) the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities;

(ii) a material diminution of your Annual Base Salary (exclusive of bonuses, commissions and other incentive pay); or

(iii) you are required to relocate from your principal residence or you are required to perform your principal duties in a new location (a change in location of your office will be considered material only if it increases your current one-way commute by more than 35 miles).

Notwithstanding the foregoing, for you to be able to terminate your employment with the Company on account of Good Reason, you must provide notice of the occurrence of the event constituting Good Reason and your desire to terminate your employment with the Company on account of such occurrence within ninety (90) days following the initial existence of the condition constituting Good Reason, and the Company must have a period of thirty (30) days following receipt of such notice to cure the condition. If the Company does not cure the event constituting Good Reason within such thirty (30) day period, your Termination Date shall be the day immediately following the end of such thirty (30) day period, unless the Company provides for an earlier Termination Date.

(h) “Termination Date” means the last day of your employment with the Company.

2. Compensation Upon Termination: Subject to the provisions of Section 4 hereof, in the event a termination by the Company for any reason other than on account of Cause, death or Disability or by you for Good Reason as described above, the Company shall provide you with the following, provided that you execute and do not revoke the Release (as defined in Section 4):

(a) An amount equal to the sum of (i) your Annual Base Salary and (ii) your Annual Bonus (the “Severance Payment”). The Severance Payment shall be paid in substantially equal installments on the Company’s regular payroll dates occurring during the twelve (12) month period following your Termination Date. Except if delay is required pursuant to Section 14 below, the payments will commence within sixty (60) days after your Termination Date, and each successive installment shall be paid on successive payroll dates thereafter for the remainder of such twelve (12) month period. Any payments not paid during the sixty (60) day period shall be paid in a lump sum on the date that the installment payments commence in accordance with the immediately preceding sentence.

(b) For up to twelve (12) months following your Termination Date (the “Continuation Period”), you (and where applicable, your spouse and eligible dependents) shall continue to be eligible to receive the medical, dental and vision coverages under the Company plans in which you were participating immediately prior to your Termination Date, in accordance with the terms of the applicable plan documents and subject to such changes to the terms of such plans as the Company determines shall apply to employees of the Company, generally; provided, that in order to receive such coverage for the Continuation Period, you shall be required to pay to the Company, at the same time that premium payments are due for the month, the full monthly premium required by the Company under such plans for continued group healthcare continuation coverage under COBRA and the Company will reimburse to you an amount equal to the monthly payment for such COBRA coverage, less (x) the amount that you would have been required to pay for such coverage if you had been employed by the Company at such time and (y) applicable deductions and withholdings. In the event that either (I) you obtain full-time employment during the Continuation Period and are eligible for coverage under your new employer’s plans, in which case you will notify the Company, or (II) you cease to pay the applicable monthly premium, the Continuation Period shall automatically terminate and the Company shall have no further obligations under this Section 2(b). Except if delay is required pursuant to Section 14 below, the reimbursements will commence within sixty (60) days after your Termination Date and each successive reimbursement shall be paid within thirty (30) days following the date such COBRA payment is due. Any reimbursements not paid during the sixty (60) day period shall be paid in a lump sum on the date that the reimbursements commence in accordance with the immediately preceding sentence. The COBRA continuation period shall run simultaneously with the Continuation Period.

(c) If you are a participant under the Unisys Corporation Executive Death Benefit Only Program (the “Program”) at the time of your termination, you will be deemed to have met the age and service requirements for retirement as set forth in the Program. Upon your death, your Death Beneficiary (as defined in the Program) shall be entitled to the Post-Retirement Executive Death Benefit (as defined in the Program) provided under the Program.

In addition, you shall be entitled to (i) any accrued, but unpaid, Annual Base Salary as of your Termination Date, (ii) any accrued, but unused, vacation as of your Termination Date and (iii) any accrued or owing but not yet paid vested benefits under the plans and programs in which you were participating as of your Termination Date, in accordance with the governing terms of such plans and programs (collectively, the “Accrued Benefits”); provided, that you shall not be entitled to receive severance benefits under any other Company severance plan, agreement or offer letter. Except as otherwise provided under the terms of the applicable benefit plans or programs, the Accrued Benefits will be paid within thirty (30) days following the Termination Date. To the extent that you are entitled to any benefits under the Employment Agreement dated as of November 1, 2013 (the “Employment Agreement”) between you and the Company as a result of a Change of Control (as defined in the Employment Agreement), you shall not be entitled to any benefits hereunder.

3. Termination on Account of Disability, Death, Cause or Voluntarily Without Good Reason.

(a) Termination on Account of Disability. If the Company determines in good faith that your Disability has occurred during your employment by the Company, the Company may give to you written notice in accordance with Section 13 of this Agreement of its intention to terminate your employment. In such event, your employment with the Company shall terminate effective on the 30th day after your receipt of such notice if, within the 30 days after such receipt, you shall not have returned to full-time performance of your duties with the Company. Upon such termination, you shall be entitled to receive disability benefits under any disability program maintained by the Company, if any, under which you are covered, and you shall not receive any benefits pursuant to Section 2 hereof. However, you shall receive any Accrued Benefits, which shall be paid to you within thirty (30) days following the Termination Date, except as otherwise provided under the terms of the applicable benefit plans or programs.

(b) Termination on Account of Death. Notwithstanding anything in this Agreement to the contrary, if your employment terminates on account of death, your beneficiary shall be entitled to receive death benefits under any death benefit program maintained by the Company, if any, under which you are covered, and you shall not receive any benefits pursuant to Section 2 hereof. In addition, your beneficiary shall receive any Accrued Benefits, which shall be paid to your beneficiary within thirty (30) days following the Termination Date, except as otherwise provided under the terms of the applicable benefit plans or programs.

(c) Termination on Account of Cause. Notwithstanding anything in this Agreement to the contrary, if your employment terminates by the Company on account of Cause, you shall not receive any benefits pursuant to Section 2 hereof. However, you shall receive any Accrued Benefits, which shall be paid to you within thirty (30) days following the Termination Date, except as otherwise provided under the terms of the applicable benefit plans or programs.

(d) Termination on Account of Voluntary Resignation Without Good Reason. Notwithstanding anything in this Agreement to the contrary, if your employment terminates on account of your resignation for no reason or any reason other than on account of Good Reason, you shall not receive any benefits pursuant to Section 2 hereof. However, you shall receive any Accrued Benefits, which shall be paid to you within thirty (30) days following the Termination Date, except as otherwise provided under the terms of the applicable benefit plans or programs.

4. Release. Notwithstanding the foregoing, no payments under Section 2 of this Agreement shall be made unless you execute, and do not revoke, the Company’s standard written release, the current version of which is substantially in the form attached hereto as Annex A (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of your employment by the Company (other than entitlements under the terms of this Agreement) or a termination thereof.

5. Conduct After Termination.

(a) For a period of twelve (12) months from and after the termination of your employment for any reason:

(i) You shall not negatively comment publicly or privately about the Company (or its subsidiaries or affiliates), any of its products, services or other businesses, its present or past Board of Directors, its officers, or its employees, nor shall you in any way discuss the circumstances of your termination of employment, except that (v) you may give truthful testimony before a court or governmental agency, (w) you may make comments about the circumstances of your termination with the prior written approval of the Company, (x) you may respond publicly to any untrue public comment made by the Company, (y) you may discuss the circumstances of your termination with your attorneys, financial and tax advisers, members of your family and any prospective employer, provided that you take all necessary steps to assure that each such person does not, as a result of these discussions, make any such negative comment prohibited under this Agreement and (z) you may make comments to an arbitrator or court for the purpose of determining or enforcing your rights under this Agreement or any entitlement under any agreement, plan, award, policy or program with or sponsored by the Company (or any of its subsidiaries or affiliates);

(ii) You shall not, directly or indirectly, induce or attempt to induce any employee of the Company (or any of its subsidiaries or affiliates) to render services for any other person, firm or business entity, except that you will be permitted to give recommendations, if requested, for employees seeking employment outside of the Company;

(iii) The Company (and its subsidiaries and affiliates) agrees not to negatively comment publicly or privately about you or the circumstances of your termination of employment, except (u) the Company may give truthful testimony before a court or governmental agency, (v) the Company may make comments about the circumstances of your termination with your prior written approval, (w) the Company may respond publicly to any untrue public comment made by you, (x) the Company may discuss the circumstances of your termination with its attorneys and its financial and tax advisers, provided that it takes reasonable steps to assure that each such person does not, as a result of the Company’s discussions with them, make any such negative comment prohibited under this Agreement, (y) the Company may make comments to an arbitrator or court for the purpose of determining its rights under this Agreement or any agreement, plan, award, policy or program with or sponsored by the Company (or any of its subsidiaries or affiliates) and (z) the Company may make such disclosures as are required by law or regulation.

(b) From and after the termination of your employment for any reason, you shall not use, furnish or divulge to any other person, firm or business entity any confidential information relating to the Company’s business (or that of any of its subsidiaries or affiliates), or any trade secrets, processes, contracts or arrangements involved in any such business, except (i) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order you to divulge, disclose or make accessible such information, in each case with advance written notice to the Company in sufficient time to allow the Company to challenge the disclosure of such information if it so chooses, (ii) to an attorney as necessary to enforce your rights under this Agreement, or any other agreement, plan, policy, award or program with or sponsored by the Company or (iii) after such information becomes known to the public or within the relevant industry to which such confidential information pertains.

(c) In the event that you should materially breach your obligations under this Section 5, (i) the Company shall have the right, in addition to any other legal or equitable remedies, to terminate any payments due you under Section 2 and (ii) you agree that you shall repay to the Company any payments previously made to you under Section 2.

6. No Mitigation Obligation. You shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise except as set forth in Section 2(b) above.

7. Cooperation. At the Company’s request, you agree, to the extent permitted by law, to assist, consult with, and cooperate with the Company in any litigation, investigation, administrative procedures, or legal proceedings or inquiries that involve the Company, either now existing or which may hereafter be instituted by or against the Company, including, but not limited to, engaging in interviews related to the Company’s investigations, appearing upon the Company’s reasonable request as a witness and/or consultant in connection with any litigation, investigation, administrative procedures, or legal proceedings or inquiries, and meeting in advance with the Company and its representatives to prepare for any such appearance or any appearance by you at any such proceeding compelled by law. In addition, at the Company’s request, you agree to provide information regarding your ownership of the Company’s securities to the extent such information is required to be disclosed by the Company pursuant to any law or regulation. To the extent permitted by applicable law, the Company will reimburse you for the reasonable attorney’s fees and reasonable out-of-pocket expenses, if any, that you incur in connection with any such cooperation; provided, that such counsel is selected by the Company or approved by the Company.

8. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on your part or on the part of the Company to have you remain in the employment of the Company or any subsidiary at any time.

9. Withholding of Taxes. All amounts payable under this Agreement to you are subject to applicable tax withholding requirements and the Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

10. Term of Agreement. This Agreement shall continue in full force and effect for the duration of your employment with the Company, unless terminated at any earlier time by mutual agreement between you and the Company; provided, however, that after the termination of your employment during the term of this Agreement, this Agreement, the Proprietary Information, Invention and Non-Competition Agreement, and the Nonqualified Stock Option Agreement and Restricted Stock Unit Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired.

11. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. Except with respect to the Employment Agreement, this Agreement will supersede the provisions of any employment, severance or other agreement or offer letter between you and the Company that relate to payments on account of the termination of your employment, and such provisions in such other agreements will be null and void.

(c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). Without limiting the generality or effect of the foregoing, your right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by your will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

12. Dispute Resolution. In the event of any dispute relating to the termination of your employment, or this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, and unless prohibited by applicable law, the parties shall be required to have the dispute, controversy or claim settled by alternative dispute resolution conducted by JAMS (or, if JAMS is not available, another mutually agreeable alternative dispute resolution organization), in the city of your principal place of employment. Any award entered by JAMS (or such other organization) shall be final, binding and nonappealable, and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This Section 12 shall be specifically enforceable. JAMS (or such other organization) shall have no authority to modify any provision of this Agreement. In the event of a dispute, each party shall be responsible for its own expenses (including attorneys’ fees) relating to the conduct of the arbitration, and the parties shall share equally the fees of JAMS. THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY AS TO ALL CLAIMS HEREUNDER

13. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to you at your principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

14. Section 409A of the Code.

(a) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of payment, and, unless a delay is required pursuant to Section 14(b) below, if any payment under this Agreement constitutes deferred compensation subject to the requirements of section 409A of the Code is payable within the sixty (60) day period following your Termination Date and such sixty (60) day period spans two (2) calendar years, such payment shall be made in the second calendar year.

(b) Payment Delay. Notwithstanding any provision to the contrary in this Agreement, if on the date of your termination of employment, you are a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined in the sole discretion of the Company in accordance with the Company’s “specified employee” determination policy, then all severance benefits payable to you under this Agreement that constitute deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six (6) months following your termination of employment with the Company. The postponed amounts shall be paid to you in a lump sum on the first business day after the date that is six (6) months following your termination of employment with the Company. If you die during such six-month period and prior to payment of the postponed amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of your estate within seventy-five (75) days after your death.

(c) Reimbursements. To the maximum extent permitted under section 409A of the Code, the monthly reimbursements pursuant to Section 2(b) of this Agreement are intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of section 409A of the Code and Treas. Reg. §1.409A-1(b)(9)(v)(B). All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(d) No action or failure to act pursuant to this Section shall subject the Company or any subsidiary or affiliate thereof to any claim, liability or expense, and none of the Company nor any subsidiary or affiliate thereof shall have any obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to section 409A of the Code.

15. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws of such State.

16. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

17. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

Sincerely,

UNISYS CORPORATION

By:
Name:
Title

Accepted and agreed to by:

[NAME OF EXECUTIVE]

ANNEX A

FORM OF RELEASE

GENERAL RELEASE

1. I,                     , agree that I have been allowed at least twenty-one (21) days to consider the meaning and effect of this Release (this “Release”) and that this Release constitutes written notice that I have been advised to consult with an attorney prior to executing this Release.

2. I acknowledge that I have seven (7) days from the day I sign this Release to revoke my acceptance of this Release and this Release shall not become effective or enforceable until this revocation period has expired.

3. I acknowledge that all amounts payable pursuant to the letter agreement dated as of             , 20     (the “Agreement”) that I have entered into with Unisys Corporation (the “Company”) are subject to applicable tax withholdings. In addition, I acknowledge that I am solely responsible for all taxes that may result from my receipt of the amounts payable and benefits to be provided to me under the Agreement, and neither the Company nor any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences to me of my receipt of any payment or benefit hereunder, including, but not limited to, under Section 409A of the Internal Revenue Code of 1986, as amended.

4. In consideration for the payments to me by the Company under the Agreement and other good and valuable consideration, which I acknowledge are adequate and satisfactory to me, and intending to be legally bound, I knowingly and voluntarily hereby release the Company, its shareholders, directors, officers, employees, agents, benefit plans, attorneys, affiliates, parents, subsidiaries, predecessors, successors, assigns, and all persons acting by, through, under or in concert with any of them (collectively, “Released Parties”), from any and all rights and claims, known or unknown, that I may have now or in the future may arise based on, arising out of or relating to my employment with the Company or the termination thereof for any and all reasons. Said release includes, but is not limited to, any rights or claims which I may have against any of the Released Parties based upon Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Civil Rights Act of 1866, 42 U.S.C. § 1981, as amended (including, but not limited to, 42 U.S.C. § 1981a), the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., as amended, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended, including the Older Workers Benefit Protection Act (“OWBPA”); the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., as amended (save for claims for vested pension benefits which are expressly exempted from this Release), the Family Medical Leave Act, 29 U.S.C. § 2601 et seq., as amended, the Pennsylvania Human Relations Act, and any other federal, state or local law or regulation which prohibits employment discrimination or which otherwise regulates employment terms and conditions. I also release each of the Released Parties from any claim for wrongful discharge, unfair treatment, breach of express or implied contract, or any other claims arising under common law that relate in any way to my employment or the termination thereof. This Release covers claims that I know about and those that I may not know about up through the date of this Release. Notwithstanding the foregoing, I am not releasing (i) any claims for unemployment or workers’ compensation benefits, (ii) any claims for indemnification under the Company’s certificate of incorporation or bylaws and/or directors & officers liability insurance coverage, (iii) any claims for benefits under any employee benefit plan of the Company or its affiliates, (iv) claims arising after the date on which I sign this Release, or (v) claims that are not otherwise waivable under applicable law.

5. In the event that, any one or more provisions (or portion thereof) of this Release is held to be invalid, unlawful or unenforceable for any reason, the invalid, unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide the Released Parties with the maximum protection that is valid, lawful and enforceable, consistent with my intent in entering into this Release. If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Release (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Release.

6. This Release shall be construed and enforced under and in accordance with the laws of the Commonwealth of Pennsylvania.

Executed this      day of             , 20    .

[NAME OF EXECUTIVE]

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